ARTICLES OF INCORPORATION
                                       OF
                         FORWARD ELECTRONICS CORPORATION

     The undersigned individuals, age 21 or older, as incorporators under the Utah Business Corporation Act, adopt the following Articles of Incorporation.

                            ARTICLE I: CORPORATE NAME

        The name of the corporation; is: FORWARD ELECTRONICS CORPORATION

                              ARTICLE II: DURATION

                  The duration of the corporation is perpetual.

                              ARTICLE III: PURPOSES

The purposes for which the corporation is organized are:

     A. To engage in all aspects of designing, manufacturing, marketing, and in all other mariners dealing in and with electric, electronic and related items of all kinds and natures, and to acquire., develop,, hold, manage and dispose of and to deal in and with all types of personal and real property necessary or incidental to or desirable for such purposes; and to engage in all other lawful businesses and purposes; and

     B. To acquire by contract, purchase, exchange or otherwise and to own, manage, assign,, transfer,, exchange and otherwise dispose of or deal in or with its own securities and other securities, obligations, assets and instruments of all kinds issued by other associations, firms,, corporations or entities of all kinds wherever situate; to make payment therefor in any lawful manner, including exchanging its own securities and assets therefor and to exercise as owner or holder any such properties listed herein all rights and privileges with respect thereto; and

     C. To do each and every thing necessary, conducive, suitable and/or desirable to accomplish any of the purposes or to protect the interests of the corporation as fully and to the same extent as natural persons might or could do in any part of the world as principals, agents, partners, trustees or otherwise, alone or in conjunction with any other person, firm, association or corporation.

     D. The foregoing enumerated items shall be construed as both as independent purposes and powers and shall not be held to limit in any manner the powers of the corporation and exercise and enjoyment thereof as conferred by Utah law.

                            ARTICLE IV: CAPITAL STOCK

     The aggregate number of shares which the corporation may issue is 50,000,000 shares of common stock, $.OO1 par value. Fully paid stock shall not be subject to further call or assessment. The Board of Directors may, by majority vote and without shareholder approval, amend this Article IV to authorize and issue preferred stock and fix relative rights and preferences thereof. Otherwise, This Article IV may not be amended without the affirmative vote of at least two-thirds of the shares entitled to vote on such amendment. The Board may establish series and fix and determine relative rights and preferences.

                               ARTICLE V: CAPITAL

     The corporation shall not commence business until consideration in money or property of at least $1,000 has been received in return for capital stock.

               ARTICLE VI: PREEMPTIVE AND CUMULATIVE VOTING RIGHTS
     Shareholders shall not have preemptive rights. No shareholder shall have right to accumulate votes at any meeting of shareholders.

                      ARTICLE VII: INITIAL OFFICE AND AGENT

            The name and address of the initial agent are Mark V. Pay
                 1680 East 787 South, Pleasant Grove, Utah 84062

                             ARTICLE VIII: DIRECTORS

     There shall be three directors on the initial Board of Directors who shall serve until their successors qualify. Their names and addresses are:

         NAME(S)                            ADDRESS(ES)

Mark V. Pay                             680 E. 787 So. Pleasant Grove, UT 84062
Kent Gilson                             895 N. 200 W. Pleasant Grove, UT 84062
James D. Lawrence, Jr.                  631 W. 1975 N. Provo, UT 84601

     The Directors shall have authority to do any act on behalf of the Corporation by law in each instance where the Business Corporation Act provides that Directors may act, without enumerating such authority in these Articles. Furthermore the Directors are hereby empowered to mortgage or pledge any or all assets of the Corporation without shareholder approval.

                            ARTICLE X: INCORPORATORS

The name and address of each incorporator are:

James D. Lawrence, Jr., 631 West 1975 North, Provo, Utah 84601
Paul V. Pay, 1680 East 787 South, Pleasant Grove, Utah 84062
Dorothy Pay, same address

                           ARTICLE XI: TRANSACTIONS BY INTERESTED PARTIES

     No transaction by a shareholder, director, officer or other employee of the corporation shall be voidable by reason of such director or officer being an interested party or an employee, director or shareholder of any other association, firm, corporation or partnership if: (a) the fact of such interest or relationship is disclosed or known to the Board of Directors or committee thereof which ratifies or approves any such transaction, or (b) the fact of such interest or relationship is disclosed to or known to the shareholders entitled to and who authorize any such transaction by written consent or vote at a meeting or shareholders, or (c) the transaction is, in the judgement of the Board of Directors, fair and reasonable to the corporation.

     Common  or  interested   Directors  or  shareholders   may  be  counted  in
determining the presence of a quorum at any meeting of the Board of Directors or committee thereof or meeting of shareholders.

                                       ARTICLE XII: AMENDMENT

     These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment, except as noted in Article IV.

     Under penalty of perjury, we declare that these Articles of Incorporation have been examined by us and are, to the best of our knowledge and belief, true, correct and complete.

                                 ARTICLE XIII: SHAREHOLDER MEETINGS

     One-third (33 1/3%) of shares outstanding entitled to vote a shareholder meetings shall be necessary to constitute a quorum at shareholder meetings. Such shares may be represented by proxy or personally. The act of a majority of such a quorum shall be the act of the shareholders at any annual or special shareholder meeting unless otherwise required by law or these Articles.

Dated this 30th of November 1983.


/S/ JAMES LAWRENCE

                                            /S/ PAUL V. PAY

/S/ DOROTHY L. PAY